AGREEMENT TO FURNISH EXHIBITS AND SCHEDULES

     AMERISTAR CASINOS, INC. hereby agrees to furnish supplementally to the Securities and Exchange Commission upon its request a copy of any of the exhibits and schedules to the following Exhibits to the Report on Form 10-Q: 10.1. Merger agreement by and among Gem Gaming, Inc., Ameristar Casinos, Inc., Ameristar Casino Las Vegas, Inc., Steven W. Rebeil, and Dominic J. Magliarditi, dated May 30, 1996.
Each of the foregoing Exhibits includes a list setting forth a description of each such exhibit or schedule.